EXHIBIT 3.1
                         ARTICLES OF INCORPORATION

                                    OF

                           SPARTAN MOTORS, INC.
                   (Restated to Reflect all Amendments)


                                 ARTICLE I

          The name of the corporation is:

                            SPARTAN MOTORS, INC.


                                ARTICLE II

          The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

          To conduct and be engaged in the business of manufacturing, producing, and sale, at wholesale and retail, of specialized motor vehicles and motor vehicle equipment and parts and all other related items.

          To make, perform and carry out contracts of every kind and description pertaining to the purpose of this Corporation and for any lawful purposes necessary and expedient thereto with any person, firm, association or corporation.

          To acquire, own, hold, buy, sell and in every other manner deal in the shares of stock of other corporations, and to exchange shares of its own capital stock for any of the things, rights and properties which it might otherwise lawfully acquire and hold.

          To make contracts with any of the officers, directors, stockholders, or employees of this corporation, individually or otherwise, and without limitation, restriction or prejudice, which contracts shall be considered and construed on the same basis as contracts with third persons, all in furtherance of the management, operation, objects and purposes of the corporation.

          To borrow and to issue bonds, debentures, notes and other evidences of indebtedness and obligations from time to time for any lawful corporate purpose and to mortgage, pledge and otherwise charge any or all of its properties, rights, privileges and assets to secure the payment thereof.




                                ARTICLE III

          The total authorized capital stock is twenty-three million, nine hundred thousand (23,900,000), having no par value.


                                ARTICLE IV

          The address of the current registered office of the Corporation is 1000 Reynolds Road, Charlotte, Michigan 48813. The mailing address of the Corporation is Post Office Box 440, Charlotte, Michigan 48813.

          The name of the current resident agent is Anthony G. Sommer.


                                 ARTICLE V

          When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court
directs.   If a majority in number representing 3/4 in value of the
creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all of the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this Corporation.


                                ARTICLE VI

          The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a

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party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Corporation, or such other corporation, except in relation to matters as to which any such director of officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct, in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders, or otherwise.

                               ARTICLE VI(A)

          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article VI(a) shall not eliminate or limit the liability of a director for any of the following:

          1. A breach of the director's duty of loyalty to the Corporation or its shareholders.

          2. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

          3. A violation of Section 551(1) of the Michigan Business Corporation Act.

          4. A transaction from which the director derived an improper personal benefit.

          5. An act or omission occurring before the effective date of this Article VI(a).

          Any repeal or modification of this Article VI(a) by the shareholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to, any acts or omissions occurring before such repeal or modification.














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